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                                                                     EXHIBIT 1.6



                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement"), dated as of May 1, 1998, is made and entered into by and between ABOG, INC., a California corporation doing business as Landmark Computer Group (the "Purchaser"), and INTERSCIENCE COMPUTER CORPORATION, a California corporation (the "Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in
Section 8.1.

                                    RECITALS:

        WHEREAS, Seller is engaged in the business of, among other things, servicing and maintaining laser printers (and the sale of consumable products in connection therewith) through maintenance contracts with its customers (the "Business") including the service and maintenance of high speed laser printers manufactured by Siemens Nixdorf Printing Systems (the "Siemens Laser Printer Maintenance Business"); and

        WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain of the assets of Seller relating to the operation of the Siemens Laser Printer Maintenance Business and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to Seller's Siemens Laser Printer Maintenance Business, all on the terms set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                           SALE OF ASSETS AND CLOSING
        1.1 Assets.

                1.1.1 Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, all of Seller's right, title and interest in, to and under the following Assets of Seller which were used by Seller in connection with the Siemens Laser Printer Maintenance Business as the same shall exist on the Closing Date (collectively, the "Assets"):

                1.1.2 Business Contracts With Customers. Certain purchase orders, computer maintenance or service agreements and other contracts listed on attached Schedule 1.1.2 hereto which are utilized in or part and



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                        parcel of the conduct of the Siemens Laser Printer
                        Maintenance Business (the "Business Contracts").

                1.1.3 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, except for those assets explicitly set forth in section 1.1.1 above all other assets, are excluded from said sale including any inventory used to service said accounts.


        1.2 Liabilities.

                1.2.1 Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Siemens Laser Printer Maintenance Business, as the same shall exist on the Closing Date (the "Assumed Liabilities"), and no others.

                1.2.2 Obligations Under Contracts and Licenses. With respect to the Siemens Laser Printer Maintenance Business those obligations of Seller under the Business Contracts listed in attached Schedule 1.1.2, and hold Seller harmless from any further service obligations.

        1.3 Purchase Price; and Allocation.

                1.3.1 Purchase Price. The purchase price for the Assets shall be as follows (collectively "the Purchase Price"):

                1.3.2 The purchase price for the Business Contracts shall be as follows:

                1.3.3 Purchaser shall pay Seller up to the aggregate sum of $40,320.00 as determined by the following formula: a number which is the product of (a) Eighty Percent (80%) and (b) the base revenue for the 12 months following Closing (the "Relevant Period") of the contracts set forth in the attached Schedule 1.1.2. To the extent that the third party to any of the contracts set forth in Schedule 1.1.2 cancel or are terminated under the terms of the Operative Agreements, through no fault of Buyer or Seller, then the payment provided herein shall be reduced by the allocable amount of base revenue accruing from the contract so canceled from the date of cancellation to the end of the Relevant Period. To the extent that Seller shall supply additional Siemens laser printers during the Relevant Period to third parties, the monthly base revenues for additional service contracts related to such machines shall



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                        be added to the base revenue for the period commencing
                        with the date such machine is placed into service and concluding at the end of the service contract for that machine.

                1.3.4 Purchaser shall pay Seller in accordance with the schedule provided in the attached Schedule 1.3.1. To secure the timely payment of the amounts set forth in attached Schedule 1.3.1, Purchaser and Seller shall execute and deliver at Closing a security agreement and UCC 1 financing statement which creates a security interest in the Assets and proceeds and products thereof in favor of Seller in the forms attached hereto as Schedules 1.3.1. and 1.3.1.A., respectively.

                1.3.5 During the Relevant Period Seller agrees to sell to Purchaser certain Siemens consumables in the quantities and prices set forth in attached Schedule 1.3.1.A. Purchaser shall pay Seller cash on delivery for the Siemens consumables set forth in attached Schedule 1.3.1.A. At the conclusion of the Relevant Period, Seller shall have no further obligation to honor the price and quantity terms provided in attached Schedule 1.3.1.A.

        1.4 Payment of Sales, Use and Transfer Taxes. Purchaser shall pay all sales, use, transfer, and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to the Operative Agreements.


        1.5 Closing. The Closing will take place at the offices of Interscience Computer Corporation in Agoura, California, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will sign the agreement and payment schedule. Simultaneously, (a) Seller will assign and transfer to Purchaser all of its right, title and interest in and to the Assets, by delivery of (I) a General Assignment and Bill of Sale substantially in the form of Exhibit A hereto (the "General Assignment"), duly executed by Seller, and (II) such other good and sufficient instruments of conveyance.



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                                  ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                Seller hereby represents and warrants to Purchaser as follows:

        2.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, is qualified to do business in the State of California.

        2.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder is the authorized act of Seller. This Agreement and the Operative Agreements, to which the Seller is a party, have been duly and validly executed and delivered by Seller and will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                Purchaser hereby represents and warrants to Seller as follows:

        3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

        3.2 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute,


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                legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

        3.3 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws or other comparable corporate charter document of Purchaser or constitute (with or without notice or lapse of time or both) a default under, require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any contract or License to which Purchaser is a party.

        3.4 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                                   ARTICLE IV

                                  MISCELLANEOUS

        4.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                        If to Purchaser, to:

                        ABOG, INC.
                        1900 Petra Lane
                        Unit E
                        Placentia, CA 92670
                        Attn; Mr. Stephen B. Kroesen
                        Facsimile No. (714) 572-6821



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                        If to Seller, to:

                        Interscience Computer Corporation
                        5236 Colodny Drive
                        Suite 100
                        Agoura Hills, CA 91301
                        Facsimile No.: (818) 707-1627
                        Attn: Mr. Walter Kornbluh

        All such notices, requests and other communications will (I) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (II) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (III) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        4.2 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

        4.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

        4.4 Confidentiality. Each party hereto will hold, and will use its best efforts to cause their respective representatives to hold, in strict confidence from any Person unless (I) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (II) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later



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                acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Following the Closing, the foregoing restrictions will not apply to Purchaser's use of documents and information furnished by Seller hereunder concerning the Siemens Laser Printer Maintenance Business, the Assets or the Assumed Liabilities; except, however, that Purchaser shall maintain the confidentiality of any information regarding the Siemens Laser Printer Maintenance Business obtained by Purchaser pursuant to this Agreement. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

        4.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        4.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        4.7 No Third Party Beneficiary. The terms provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

        4.8 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to (I) an Affiliate or wholly-owned subsidiary, provided that any such Affiliate or subsidiary agrees in writing to be bound by all of the terms,


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                conditions and provisions contained herein, (II) any
                post-Closing purchaser of the Siemens Laser Printer Maintenance Business or a substantial part of the Assets or (III) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clause
                (I) or (II) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, insures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        4.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        4.10 Consent to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the Superior court of the State of California for the County of Riverside in such action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such actin, suit or proceeding brought in such court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

        4.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable,
                (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        4.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        4.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                       INTERSCIENCE COMPUTER CORPORATION
                                       a California corporation, Seller

                                       By:________________________________
                                       Name:
                                       Title:




                                       A.B.O.G. INC., a California corporation, doing business as Landmark Computer Group

                                       By:________________________________
                                       Name:
                                       Title: